As filed with the Securities and Exchange Commission on May 17, 2005

File No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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Wyeth
(Exact name of registrant as specified in its charter)
----------------------
Delaware 13-2526821
(State or other jurisdiction (I.R.S. Employer Identification No.)
of incorporation or organization)

Five Giralda Farms, Madison, New Jersey 07940
(Address of Principal Executive Offices) (Zip Code)

Wyeth
2005 Stock Incentive Plan
(Full title of the Plan)

Lawrence V. Stein
Senior Vice President and General Counsel
William M. Haskel
Vice President and Associate General Counsel
Wyeth
Five Giralda Farms
Madison, New Jersey 07940
(973) 660-5000
(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed	Amount
	Amount	Maximum	Maximum	of Regis-
Title of Securities	to be	Offering Price	Aggregate	tration
To be Registered	Registered	per Share (1)	Offering	Fee (1)
Price (1)
Common Stock,	45,000,000	$44.41	$1,998,450,000	$235,218
Par Value $.33-1/3

(1)     Estimated solely for the purpose of calculating the registration fee. Such estimate has been computed in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, based on the average high and low prices of the registrant’s Common Stock as reported on the Consolidated Transaction Reporting System for the New York Stock Exchange on May 13, 2005.

Part I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.          Plan Information.

Not required to be filed with this Registration Statement.

Item 2.          Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

Part II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission by Wyeth (the “Corporation”) (File No. 1-1225) are incorporated herein by reference:

(a)     The Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

(b)     The Corporation’s Current Reports on Form 8-K filed on January 11, 2005, January 19, 2005, January 31, 2005, March 3, 2005, March 9, 2005, March 21, 2005, April 20, 2005 and April 22, 2005.

(c)     The Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

(d)     The description of the Corporation’s Common Stock contained in the Corporation’s Registration Statement on Form 10/A dated and filed on July 4, 1998.

All documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14, and 15(d) of the 1934 Act, as amended (the “1934 Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part thereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.          Not Applicable.

Item 5.          Interests of Named Experts and Counsel.

The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Item 6.          Indemnification of Directors and Officers

Section 145 of the Delaware Corporation Law and the Restated Certificate of Incorporation and By-laws of the Corporation contain provisions covering indemnification of corporate directors and officers against certain liabilities and expenses incurred as a result of proceedings under the Securities Act of 1933, as amended (the “1933 Act”) and the 1934 Act.

The Corporation provides indemnity insurance pursuant to which officers and directors are indemnified or insured against liability and loss under certain circumstances which may include liability or related loss under the 1933 Act and the 1934 Act.

Item 7.          Not Applicable.

Item 8.          Exhibits

See Index to Exhibits on page II-6.

Item 9.          Undertakings

A.    Rule 415 Offering

The undersigned registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the 1933 Act.

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

(2)     That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.     Filings Incorporating Subsequent Exchange Act Documents by Reference

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the 1934 Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.     Filing of Registration Statement on Form S-8

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison and State of New Jersey, on this 17th day of May, 2005.

WYETH
(Registrant)

By: /s/ Kenneth J. Martin
Kenneth J. Martin Executive Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert Essner	Chairman of the Board, Chief	May 17, 2005
(Robert Essner)	Executive Officer, President
and Director (Principal Executive Officer)

/s/ Kenneth J. Martin	Executive Vice President and	May 17, 2005
(Kenneth J. Martin)	Chief Financial Officer
(Principal Financial Officer)

/s/ Paul J. Jones	Vice President and Controller	May 17, 2005
(Paul J. Jones)	(Principal Accounting Officer)

/s/ Richard L. Carrion	Director	May 17, 2005
(Richard L. Carrion)

/s/ John D. Feerick	Director	May 17, 2005
(John D. Feerick)

/s/ Frances D. Fergusson, Ph.D.	Director	May 17, 2005
(Frances D. Fergusson, Ph.D.)

/s/ Robert Langer, Sc.D.	Director	May 17, 2005
(Robert Langer, Sc.D.)

/s/ John P. Mascotte	Director	May 17, 2005
(John P. Mascotte)

/s/ Mary Lake Polan	Director	May 17, 2005
(Mary Lake Polan,
M.D., Ph.D., M.P.H.)

/s/ Ivan G. Seidenberg	Director	May 17, 2005
(Ivan G. Seidenberg)

/s/ Walter V. Shipley	Director	May 17, 2005
(Walter V. Shipley)

/s/ John R. Torell III	Director	May 17, 2005
(John R. Torell III)

INDEX TO EXHIBITS

Exhibit
Number           Exhibit

4.1                  Restated Certificate of Incorporation of the Corporation, incorporated by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001.

4.2                  By-laws of the Corporation, incorporated herein by reference to Exhibit 3.2 of the Registrant's Current Report on 8-K dated November 23, 2004.

10.1               2005 Stock Incentive Plan, incorporated by reference to Exhibit 10 of the Registrant's Current Report on Form 8-K dated April 22, 2005.

23.1               Consent of PricewaterhouseCoopers, LLP.

EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 3, 2005, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the 2004 Annual Report to Stockholders of Wyeth, which is incorporated by reference in Wyeth’s Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the references to us under the headings “Interests of Named Experts and Counsel” in such Registration Statement.

PricewaterhouseCoopers LLP

Florham Park, NJ
May 17, 2005